EXHIBIT 5

[LETTERHEAD OF DLA PIPER LLP (US)]

June 15, 2012

The Board of Directors
MFRI, Inc.
7720 Lehigh Avenue
Niles, Illinois 60714

Gentlemen:

We have examined the registration statement to be filed with the Securities and Exchange Commission on or about June 15, 2012 for registration under the Securities Act of 1933, as amended, of 1,176,805 shares of common stock, par value $0.01 per share ("Common Stock"), of MFRI, Inc. (the "Company") reserved for issuance upon the exercise of options granted and to be granted pursuant to the MFRI, Inc. 2004 Stock Incentive Plan (the "2004 Plan") (with respect to 1,004,702 shares) and 2009 Non-Employee Directors Stock Option Plan of the Company (the "2009 Plan") (with respect to 172,103 shares). We have examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By‑Laws, and we have made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

On the basis of the foregoing, we are of the opinion that the issuance of the aforesaid shares of common stock to be offered by the Company pursuant to options granted or to be granted pursuant to the 2004 Plan and 2009 Plan has been duly authorized, and, when issued and sold upon the terms and conditions set forth in the 2004 Plan and 2009 Plan and in the options granted or to be granted thereunder, such shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement.

Very truly yours,

/s/ DLA PIPER LLP (US)